Exhibit 99.1

INVUITY NAMES JAMES H. MACKANESS CHIEF FINANCIAL OFFICER

SAN FRANCISCO, August 10, 2015 - Invuity, Inc. (NASDAQ:IVTY), a medical technology company, today announced the appointment of medical device financial and operations executive James H. Mackaness as its Chief Financial Officer, effective August 24th. Mackaness will report directly to President and CEO Philip Sawyer.

Mackaness brings more than 20 years of experience as a senior financial executive to Invuity, having worked for both public and private companies in the Bay Area. His wide-ranging expertise includes financial and strategic planning, public reporting and controls, mergers and acquisitions, and operations management within the medical device and technology industries.

“We are very pleased to have Jim joining Invuity at this time as he brings a rare combination of skills that is well suited to our company profile” said Philip Sawyer, President and CEO of Invuity.

Most recently, Mackaness served as Chief Financial Officer and Chief Operating Officer for Mountain View, Calif.-based IRIDEX Corp., a publicly traded medical device company. Prior to IRIDEX, Mackaness was the CFO at two privately-held companies one of which was sold to Cisco Systems where he went on to assume a business development role. Early in his career, he was an audit manager for Ernst & Young LLP.

Mackaness holds a Bachelor of Arts with honors from the University of Warwick, England, and is a chartered accountant and member of Institute of Chartered Accountants of England and Wales.

About Invuity®

Invuity, Inc. is a medical technology company focused on developing and marketing advanced photonics devices to improve the ability of surgeons to illuminate and visualize the surgical cavity during open minimally invasive and minimal access surgery. The company’s patented Intelligent Photonics™ technology enables enhanced surgical precision, efficiency and safety by providing superior visualization. Clinical applications include breast and thyroid oncology, plastic reconstructive, spine, orthopedic, cardiothoracic and general surgery among others. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

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CONTACTS:

Media:

Miranda Duncan

Waggener Edstrom

415-342-9430

media@invuity.com

Investors:

Matt Clawson

Pure Communications

949-370-8500

irdept@invuity.com